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Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc. and our interests in IAC/InterActiveCorp, Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Sports, and Liberty Sports Group, our interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the nine months ended September 30, 2009 and 2008. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2009 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2008.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	September 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$3,047	3,282
Cost investments	$903	739
Equity investments	$860	901
Total assets	$17,217	17,487
Long-term debt, including current portion	$6,295	7,131
Long-term deferred income tax liabilities	$1,952	1,999
Attributed net assets	$6,589	6,303

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$1,827	1,798	5,594	5,702
Cost of sales	(1,182)	(1,179)	(3,573)	(3,645)
Operating expenses	(172)	(173)	(519)	(534)
Selling, general and administrative expenses(1)	(140)	(142)	(437)	(425)
Depreciation and amortization	(139)	(143)	(421)	(418)

Operating income	194	161	644	680
Interest expense	(147)	(122)	(353)	(365)
Other than temporary declines in fair value of investments	—	(440)	—	(440)
Other expense, net	(57)	(38)	(159)	(27)
Income tax benefit (expense)	13	164	(41)	111

Net earnings (loss)	3	(275)	91	(41)
Less net earnings attributable to the noncontrolling interests	9	8	26	25

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$(6)	(283)	65	(66)

(1)
Includes stock-based compensation of $12 million and $8 million for the three months ended September 30, 2009 and 2008, respectively; and $33 million and $25 million for the nine months ended September 30, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	September 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$1,416	1,631
Equity investments	$13,840	13,366
Total assets	$16,314	16,322
Long-term debt, including current portion	$1,937	2,033
Long-term deferred income tax liabilities	$1,737	1,735
Attributed net assets	$12,507	12,180

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$369	362	1,105	1,031
Operating expenses	(234)	(238)	(651)	(664)
Selling, general and administrative expenses(1)	(69)	(65)	(207)	(187)
Depreciation and amortization	(7)	(12)	(27)	(36)

Operating income	59	47	220	144
Gains (losses) on dispositions, net	—	(2)	(54)	3,664
Share of earnings of affiliates, net	124	116	316	314
Other income (expense), net	(180)	82	(217)	(20)
Income tax benefit (expense)	(1)	(96)	(33)	1,611

Net earnings	$2	147	232	5,713

(1)
Includes stock-based compensation of $20 million and $15 million for the three months ended September 30, 2009 and 2008, respectively, and $60 million and $37 million for the nine months ended September 30, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	September 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$4,134	2,973
Cost investments	$3,283	2,118
Total assets	$9,548	8,361
Long-term debt, including current portion	$3,852	3,063
Long-term deferred income tax liabilities	$560	1,166
Attributed net assets	$1,069	1,121

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$171	218	495	483
Operating expenses	(146)	(171)	(381)	(383)
Selling, general and administrative expenses(1)	(99)	(140)	(218)	(296)
Depreciation and amortization	(20)	(24)	(62)	(78)
Impairment of long-lived assets	—	(34)	—	(34)

Operating loss	(94)	(151)	(166)	(308)
Interest expense	(29)	(43)	(102)	(124)
Realized and unrealized gains (losses) on financial instruments, net	(98)	14	(58)	(188)
Gains (losses) on dispositions, net	(17)	—	96	15
Other income, net	20	29	82	81
Income tax benefit	86	39	57	215

Net loss	(132)	(112)	(91)	(309)
Less net earnings attributable to the noncontrolling interests	—	—	—	4

Net loss attributable to Liberty Media Corporation shareholders	$(132)	(112)	(91)	(313)

(1)
Includes stock-based compensation of $3 million and $1 million for the three months ended September 30, 2009 and 2008, respectively; and $5 million for each of the nine month periods ended September 30, 2009 and 2008.

BALANCE SHEET INFORMATION
September 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$816	577	2,923	—	4,316
Trade and other receivables, net	912	247	74	—	1,233
Inventory, net	1,106	—	—	—	1,106
Program rights	—	518	—	—	518
Financial instruments	—	—	1,036	—	1,036
Current deferred tax assets	135	68	—	(203)	—
Other current assets	78	6	101	—	185

Total current assets	3,047	1,416	4,134	(203)	8,394

Investments in available-for-sale securities and other cost investments (note 2)	903	2	3,283	—	4,188
Investments in affiliates, accounted for using the equity method (note 3)	860	13,840	278	—	14,978
Property and equipment, net	1,013	113	137	—	1,263
Goodwill	5,900	368	201	—	6,469
Trademarks	2,492	2	14	—	2,508
Intangible assets subject to amortization, net	2,923	121	196	—	3,240
Other assets, at cost, net of accumulated amortization	79	452	1,305	—	1,836

Total assets	$17,217	16,314	9,548	(203)	42,876

Liabilities and Equity
Current liabilities:
Accounts payable	$584	8	28	—	620
Accrued interest	44	—	16	—	60
Other accrued liabilities	535	207	147	—	889
Intergroup payable (receivable)	(24)	(103)	127	—	—
Intergroup notes (note 1)	510	(255)	(255)	—	—
Financial instruments	117	25	865	—	1,007
Current portion of debt (note 4)	725	752	1,538	—	3,015
Accrued stock compensation	20	205	7	—	232
Current deferred tax liabilities	—	—	1,618	(203)	1,415
Other current liabilities	112	5	31	—	148

Total current liabilities	2,623	844	4,122	(203)	7,386

Long-term debt (note 4)	5,570	1,185	2,314	—	9,069
Long-term financial instruments	169	32	9	—	210
Deferred income tax liabilities (note 6)	1,952	1,737	560	—	4,249
Other liabilities	196	9	1,473	—	1,678

Total liabilities	10,510	3,807	8,478	(203)	22,592
Equity/Attributed net assets	6,589	12,507	1,069	—	20,165
Noncontrolling interests in equity of subsidiaries	118	—	1	—	119

Total liabilities and equity	$17,217	16,314	9,548	(203)	42,876

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,827	—	—	1,827
Communications and programming services	—	369	171	540

	1,827	369	171	2,367

Operating costs and expenses:
Cost of sales	1,182	—	—	1,182
Operating	172	234	146	552
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	140	69	99	308
Depreciation and amortization	139	7	20	166

	1,633	310	265	2,208

Operating income (loss)	194	59	(94)	159
Other income (expense):
Interest expense	(147)	(18)	(29)	(194)
Dividend and interest income	1	1	23	25
Intergroup interest income (expense)	(8)	4	4	—
Share of earnings (losses) of affiliates, net	36	124	(22)	138
Realized and unrealized losses on financial instruments, net	(67)	(161)	(98)	(326)
Gains (losses) on dispositions, net	3	—	(17)	(14)
Other, net	(22)	(6)	15	(13)

	(204)	(56)	(124)	(384)

Earnings (loss) before income taxes	(10)	3	(218)	(225)
Income tax benefit (expense) (note 6)	13	(1)	86	98

Net earnings (loss)	3	2	(132)	(127)
Less net earnings attributable to the noncontrolling interests	9	—	—	9

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$(6)	2	(132)	(136)

Net earnings (loss)	$3	2	(132)	(127)

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	41	—	1	42
Unrealized holding gains arising during the period	143	—	20	163
Recognition of previously unrealized gains on available-for-sale securities, net	(1)	—	(1)	(2)
Share of other comprehensive earnings of equity affiliates	—	21	—	21
Other	(3)	—	—	(3)

Other comprehensive earnings	180	21	20	221

Comprehensive earnings (loss)	183	23	(112)	94
Less comprehensive earnings attributable to the noncontrolling interests	17	—	—	17

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$166	23	(112)	77

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,798	—	—	1,798
Communications and programming services	—	362	218	580

	1,798	362	218	2,378

Operating costs and expenses:
Cost of sales	1,179	—	—	1,179
Operating	173	238	171	582
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	142	65	140	347
Depreciation and amortization	143	12	24	179
Impairment of long-lived assets	—	—	34	34

	1,637	315	369	2,321

Operating income (loss)	161	47	(151)	57
Other income (expense):
Interest expense	(122)	(25)	(43)	(190)
Dividend and interest income	5	5	28	38
Share of earnings of affiliates, net	23	116	2	141
Realized and unrealized gains (losses) on financial instruments, net	(43)	106	14	77
Losses on dispositions, net	—	(2)	—	(2)
Other than temporary declines in fair value of investments	(440)	(4)	—	(444)
Other, net	(23)	—	(1)	(24)

	(600)	196	—	(404)

Earnings (loss) before income taxes	(439)	243	(151)	(347)
Income tax benefit (expense) (note 6)	164	(96)	39	107

Net earnings (loss)	(275)	147	(112)	(240)
Less net earnings attributable to the noncontrolling interests	8	—	—	8

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$(283)	147	(112)	(248)

Net earning (loss)	$(275)	147	(112)	(240)

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(114)	—	(1)	(115)
Unrealized holding losses arising during the period	(42)	—	—	(42)
Recognition of previously unrealized losses on available-for-sale securities, net	273	—	—	273
Share of other comprehensive loss of equity affiliates	(2)	(2)	—	(4)

Other comprehensive earnings (loss)	115	(2)	(1)	112

Comprehensive earnings (loss)	(160)	145	(113)	(128)
Less comprehensive earnings attributable to Liberty Media Corporation shareholder	8	—	—	8

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$(168)	145	(113)	(136)

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$5,594	—	—	5,594
Communications and programming services	—	1,105	495	1,600

	5,594	1,105	495	7,194

Operating costs and expenses:
Cost of sales	3,573	—	—	3,573
Operating	519	651	381	1,551
Selling, general and administrative including stock-based compensation (notes 1 and 5)	437	207	218	862
Depreciation and amortization	421	27	62	510

	4,950	885	661	6,496

Operating income (loss)	644	220	(166)	698
Other income (expense):
Interest expense	(353)	(54)	(102)	(509)
Dividend and interest income	7	2	90	99
Intergroup interest income (expense)	(10)	5	5	—
Share of earnings (losses) of affiliates, net	(47)	316	(26)	243
Realized and unrealized losses on financial instruments, net	(114)	(235)	(58)	(407)
Gains on dispositions, net	—	54	96	150
Other, net	5	(43)	13	(25)

	(512)	45	18	(449)

Earnings (loss) before income taxes	132	265	(148)	249
Income tax benefit (expense) (note 6)	(41)	(33)	57	(17)

Net earnings (loss)	91	232	(91)	232
Less net earnings attributable to the noncontrolling interests	26	—	—	26

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$65	232	(91)	206

Net earnings (loss)	$91	232	(91)	232

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	21	—	2	23
Unrealized holding gains arising during the period	151	—	33	184
Recognition of previously unrealized gains on available-for-sale securities, net	—	(1)	(1)	(2)
Share of other comprehensive earnings (loss) of equity affiliates	(5)	16	—	11
Other	34	—	—	34

Other comprehensive earnings	201	15	34	250

Comprehensive earnings (loss)	292	247	(57)	482
Less comprehensive earnings attributable to the noncontrolling interests	24	—	—	24

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$268	247	(57)	458

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$5,702	—	—	5,702
Communications and programming services	—	1,031	483	1,514

	5,702	1,031	483	7,216

Operating costs and expenses:
Cost of sales	3,645	—	—	3,645
Operating	534	664	383	1,581
Selling, general and administrative including stock-based compensation (notes 1 and 5)	425	187	296	908
Depreciation and amortization	418	36	78	532
Impairment of long-lived assets	—	—	34	34

	5,022	887	791	6,700

Operating income (loss)	680	144	(308)	516
Other income (expense):
Interest expense	(365)	(54)	(124)	(543)
Dividend and interest income	18	14	106	138
Share of earnings (losses) of affiliates, net	58	314	(21)	351
Realized and unrealized gains (losses) on financial instruments, net	(81)	24	(188)	(245)
Gains on dispositions, net	—	3,664	15	3,679
Other than temporary declines in fair value of investments	(440)	(4)	(1)	(445)
Other, net	(22)	—	(3)	(25)

	(832)	3,958	(216)	2,910

Earnings (loss) before income taxes	(152)	4,102	(524)	3,426
Income tax benefit (note 6)	111	1,611	215	1,937

Net earnings (loss)	(41)	5,713	(309)	5,363
Less net earnings attributable to the noncontrolling interests	25	—	4	29

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$(66)	5,713	(313)	5,334

Net earnings (loss)	$(41)	5,713	(309)	5,363

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(32)	—	(3)	(35)
Unrealized holding losses arising during the period	(447)	(312)	(2)	(761)
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	273	(2,273)	—	(2,000)
Share of other comprehensive loss of equity affiliates	(1)	(5)	—	(6)
Other	(1)	—	—	(1)

Other comprehensive loss	(208)	(2,590)	(5)	(2,803)

Comprehensive earnings (loss)	(249)	3,123	(314)	2,560
Less comprehensive earnings attributable to the noncontrolling interests	30	—	4	34

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$(279)	3,123	(318)	2,526

STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$91	232	(91)	232
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	421	27	62	510
Stock-based compensation	33	60	5	98
Cash payments for stock based compensation	(9)	(2)	—	(11)
Noncash interest expense	63	52	—	115
Share of losses (earnings) of affiliates, net	47	(316)	26	(243)
Cash receipts from return on equity investments	—	28	—	28
Realized and unrealized losses on financial instruments, net	114	235	58	407
Gains on disposition of assets, net	—	(54)	(96)	(150)
Intergroup tax allocation	116	80	(196)	—
Intergroup tax payments	(168)	(121)	289	—
Other intergroup cash transfers, net	—	(53)	53	—
Deferred income tax benefit	(162)	(49)	(1)	(212)
Other noncash charges (credits), net	(7)	45	41	79
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current and other assets	183	(94)	35	124
Payables and other current liabilities	(23)	62	54	93

Net cash provided by operating activities	699	132	239	1,070

Cash flows from investing activities:
Cash proceeds from dispositions	82	65	206	353
Proceeds from settlement of financial instruments	7	21	1,067	1,095
Cash paid for acquisitions, net of cash acquired	(2)	(1)	(1)	(4)
Investments in and loans to cost and equity investees	(23)	(90)	(705)	(818)
Repayment of loan by equity investee	—	—	409	409
Capital expended for property and equipment	(132)	(10)	(10)	(152)
Net sales of short term investments	—	—	58	58
Net decrease (increase) in restricted cash	(13)	1	75	63
Other investing activities, net	(11)	14	(25)	(22)

Net cash provided by (used in) investing activities	(92)	—	1,074	982

Cash flows from financing activities:
Borrowings of debt	1,124	—	1,970	3,094
Intergroup debt borrowings	510	(255)	(255)	—
Repayments of debt	(2,128)	(148)	(1,785)	(4,061)
Repurchases of Liberty common stock	—	—	(3)	(3)
Other financing activities, net	(124)	49	187	112

Net cash provided by (used in) financing activities	(618)	(354)	114	(858)

Effect of foreign currency rates on cash	(5)	(8)	—	(13)

Net increase (decrease) in cash and cash equivalents	(16)	(230)	1,427	1,181
Cash and cash equivalents at beginning of period	832	807	1,496	3,135

Cash and cash equivalents at end period	$816	577	2,923	4,316

STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(41)	5,713	(309)	5,363
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	418	36	78	532
Impairment of long-lived assets	—	—	34	34
Stock-based compensation	25	37	5	67
Cash payments for stock-based compensation	(9)	(12)	(1)	(22)
Noncash interest expense	2	34	1	37
Share of losses (earnings) of affiliates, net	(58)	(314)	21	(351)
Realized and unrealized losses (gains) on financial instruments, net	81	(24)	188	245
Gains on disposition of assets, net	—	(3,664)	(15)	(3,679)
Other than temporary declines in fair value of investments	440	4	1	445
Intergroup tax allocation	129	44	(173)	—
Intergroup tax payments	(189)	(63)	252	—
Other intergroup cash transfers, net	(68)	3	65	—
Deferred income tax benefit	(314)	(1,655)	(221)	(2,190)
Other noncash charges, net	24	—	53	77
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current and other assets	116	(46)	(154)	(84)
Payables and other current liabilities	(214)	15	50	(149)

Net cash provided (used) by operating activities	342	108	(125)	325

Cash flows from investing activities:
Cash proceeds from dispositions	—	6	18	24
Net proceeds from settlement of financial instruments	—	—	12	12
Cash received in exchange transactions	—	465	—	465
Cash paid for acquisitions, net of cash acquired	(69)	(7)	(1)	(77)
Investments in and loans to cost and equity investees	(340)	(1,996)	(213)	(2,549)
Capital expended for property and equipment	(100)	(6)	(25)	(131)
Net sales of short term investments	—	—	79	79
Reclass of cash to short-term marketable securities	—	—	(523)	(523)
Net decrease in restricted cash	—	—	367	367
Other investing activities, net	15	(11)	(64)	(60)

Net cash used by investing activities	(494)	(1,549)	(350)	(2,393)

Cash flows from financing activities:
Borrowings of debt	1,455	1,977	1,226	4,658
Repayments of debt	(274)	(2)	(1,008)	(1,284)
Repurchases of Liberty common stock	(75)	—	(407)	(482)
Intergroup cash transfers, net	—	450	(450)	—
Other financing activities, net	(70)	2	(18)	(86)

Net cash provided (used) by financing activities	1,036	2,427	(657)	2,806

Effect of foreign currency rates on cash	1	—	—	1

Net increase (decrease) in cash and cash equivalents	885	986	(1,132)	739
Cash and cash equivalents at beginning of period	557	90	2,488	3,135

Cash and cash equivalents at end period	$1,442	1,076	1,356	3,874

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc., and our interests in IAC/InterActiveCorp, GSI Commerce, Inc., Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia, GSI, HSN, Interval, Ticketmaster and Lending Tree, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and BuySeasons. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Entertainment Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Sports and Liberty Sports Group, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $311 million of corporate cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed an equity collar on 98.75 million shares of DIRECTV common stock and $1,888 million of borrowings (as of September 30, 2009) against the put value of such collar to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty's Entertainment Group tracking stock for all of the outstanding shares of a newly formed subsidiary of Liberty, Liberty Entertainment, Inc. ("LEI"), (the "Redemption"). The Redemption and resulting separation of LEI from Liberty are referred to as the "Split Off."

  If the Redemption is completed, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the "Redemption"). Immediately following the Redemption, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI. At the time of the Split Off, LEI will hold Liberty's interests in DIRECTV (and related collars and debt), Liberty Sports Group and GSN and approximately $80 million in cash. In addition, Liberty and LEI have entered into a revolving credit facility pursuant to which Liberty will provide LEI with up to $300 million principal amount of loans. The Split Off is conditioned on, among other matters, receipt of stockholder approval and receipt of a tax opinion from tax counsel and (x) the satisfaction or waiver of all conditions to the Merger Transaction described below or (y) the

Notes to Attributed Financial Information (Continued)

(unaudited)

  termination of the Merger Agreement described below. The Split Off and Merger Transaction are expected to occur in the fourth quarter of 2009.

  On May 3, 2009, Liberty and LEI entered into an Agreement and Plan of Merger (the "Merger Agreement") with DIRECTV and other parties named therein, pursuant to which, after Liberty completes the Split Off, LEI and DIRECTV will combine under a new parent company ("New DIRECTV") (the "Merger Transaction"). The holders of LEI Series A will be entitled to receive 1.11111 shares of New DIRECTV Class A common stock for each share of LEI Series A common stock held by them (as adjusted pursuant to the Merger Agreement). The Chairman of LEI and certain related persons will receive 1.11111 shares of New DIRECTV Class B common stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). All other holders of LEI Series B common stock will be entitled to receive 1.11111 shares of New DIRECTV Class A commons stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). The Merger Transaction is subject to certain closing conditions.

  Subsequent to the Split Off, the Entertainment Group will be renamed the Starz Group and will be comprised principally of Starz Entertainment and cash.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

  During the second quarter of 2009, each of the Entertainment Group and the Capital Group made intergroup loans to the Interactive Group in the amount of $250 million. Such loans (i) are secured by various public stocks attributed to the Interactive Group, (ii) accrue interest quarterly at the rate of LIBOR plus 500 basis points and (iii) are due June 16, 2010. Subsequent to September 30, 2009, the Interactive Group repaid $50 million of the intergroup loans to each of the Entertainment Group and the Capital Group.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	September 30, 2009	December 31, 2008
	amounts in millions
Capital Group
Time Warner Inc.(a)	$985	1,033
Time Warner Cable Inc.(a)	370	—
Sprint Nextel Corporation(a)	307	160
Motorola, Inc.(a)	446	328
Viacom, Inc.	213	145
CenturyTel, Inc./Embarq Corporation(a)	196	157
Other available-for-sale equity securities(a)	92	40
Other available-for-sale debt securities	643	224
Other cost investments and related receivables	31	31

Total attributed Capital Group	3,283	2,118

Interactive Group
IAC/InterActiveCorp	717	638
Other	186	101

Total attributed Interactive Group	903	739

Entertainment Group
Other	2	2

Total attributed Entertainment Group	2	2

Consolidated Liberty	$4,188	2,859

(a)
Includes shares pledged as collateral for share borrowing arrangements.
(3)
The following table presents information regarding certain equity method investments:

						Share of earnings (losses) nine months ended September 30,
	September 30, 2009
	Percentage ownership	Carrying value	Market value
						2009	2008
	dollar amounts in millions
Interactive Group
Expedia	24%	$606		$1,658		$47	$58
Entertainment Group
DIRECTV	57%	$13,382		$15,134		$304	$301
Capital Group
Sirius	40%	$63	$	(a	)	$(14)	$—

(a)
As of September 30, 2009, the Sirius Preferred Stock had a market value of $1,656 million based on the value of the common stock into which it is convertible.

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	September 30, 2009
	Outstanding principal	Carrying value
	amounts in millions
Capital Group
3.125% Exchangeable Senior Debentures due 2023	$1,138	1,104
4% Exchangeable Senior Debentures due 2029	469	241
3.75% Exchangeable Senior Debentures due 2030	460	216
3.5% Exchangeable Senior Debentures due 2031	494	306
Liberty bank facility	750	750
Liberty derivative loan	1,155	1,155
Subsidiary debt	80	80

Total attributed Capital Group debt	4,546	3,852

Interactive Group
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	287	284
8.25% Senior Debentures due 2030	504	501
3.25% Exchangeable Senior Debentures due 2031	541	301
QVC 7.5% Senior Secured Notes due 2019	1,000	983
QVC bank credit facilities	3,235	3,235
Other subsidiary debt	190	190

Total attributed Interactive Group debt	6,560	6,295

Entertainment Group
DIRECTV Collar Loan	1,888	1,888
Subsidiary debt	49	49

Total attributed Entertainment Group debt	1,937	1,937

Total debt	$13,043	12,084

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Nine months ended September 30,
	2009	2008
	amounts in millions
Interactive Group	$18	16
Entertainment Group	$49	15

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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  Exhibit 99.1
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
Notes to Attributed Financial Information (unaudited)